Exhibit 1

Amendment No. 1
to
Sales Agency Agreement

This Amendment No. 1 is made and entered into as of December 3, 2010 (the “Amendment”) between IDACORP, INC., an Idaho corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of New York (“BNYMCM”), to amend that certain Sales Agency Agreement, dated as of December 5, 2008 (the “Agreement”), between the Company and BNYMCM.

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement, the Company may issue and sell up to 3,000,000 Common Shares from time to time through BNYMCM, as the Company’s agent for the offer and sale of the shares, of which 1,834,767 shares have been issued and sold as of the date hereof; and

WHEREAS, the Company and BNYMCM desire to effect certain changes to the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Company and BNYMCM hereby agree as follows (capitalized terms used but not defined herein having the respective meaning ascribed thereto in the Agreement):

Section 1.                      The definition of “Commitment Period” in Section 1.01 of the Agreement shall be deleted in its entirety and replaced with the following:

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYMCM shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII and (z) November 19, 2011.

Section 2.                      References to “Thomas R. Saldin, Esq.” in Section 4.07 and Schedule 2 shall be deleted and replaced with “Rex Blackburn, Esq.”

Section 3.                      References to “Senior Vice President” in Sections 2.01(c), 3.17, 4.09, 5.01(m), 5.02 and Exhibit A shall be deleted and replaced with “Executive or Senior Vice President.”

Section 4.                      As contemplated by Sections 4.01 and 5.01(k) of the Agreement, promptly after the execution and delivery of this Amendment, the Company will prepare and file a Prospectus Supplement, in form and substance to be agreed upon by the parties, setting forth information regarding the Agreement, as amended hereby, pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and deliver sufficient copies of the Prospectus Supplement to BNYMCM.

Section 5.                      BNYMCM hereby waives the requirements, in connection with the filing of a Prospectus Supplement as set forth in Section 4 hereof, for the Company to deliver (i) the opinion and negative assurance letter from the Company’s counsel pursuant to Section 4.07 of the Agreement and (ii) a letter from the Company’s independent registered public accounting firm pursuant to Section 4.08 of the Agreement.

Section 6.                      THIS AMENDMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.                      Except as expressly set forth herein, nothing in this Amendment shall be construed to amend, modify or alter any term, condition, right or obligation set forth in the Agreement or in any way affect its enforceability.

Section 8.                      The Agreement as amended by this Amendment is in full force and effect and is hereby in all respects ratified and confirmed.  References in the Agreement to “this Agreement” and to words such as “herein”, “hereinafter”, “hereof”, “hereunder” and any words of similar import shall refer to the Agreement as amended by this Amendment.

Section 9.                      This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

IDACORP, INC.
By:	/s/ Steven R. Keen
Name: Steven R. Keen Title: Vice President of Finance and Treasurer

BNY MELLON CAPITAL MARKETS, LLC
By:	/s/ Daniel C. de Menocal, Jr.
Name: Daniel C. de Menocal, Jr. Title: Managing Director